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                                                                Exhibit 23(e)(2)

                        CENTURY CAPITAL MANAGEMENT TRUST
                  DISTRIBUTION AND SUBADMINISTRATION AGREEMENT

                                   APPENDIX A
                              AS OF OCTOBER 1, 2000
                           AMENDED AS OF JULY 31, 2001

                                                                     SHAREHOLDER
                                                   DISTRIBUTION        SERVICE
         FUND                         CLASSES          FEE               FEE
         ----                         -------      ------------      -----------

Century Small Cap Select Fund     Institutional        N/A               N/A
                                    Investor           N/A               N/A

Century Shares Trust              Single Class         N/A               N/A
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                        CENTURY CAPITAL MANAGEMENT TRUST
                  DISTRIBUTION AND SUBADMINISTRATION AGREEMENT

                                   APPENDIX B
                              AS OF OCTOBER 1, 2000
                           AMENDED AS OF JULY 31, 2001

                            COMPENSATION FROM ADVISER
ASSET-BASED FEE

A fee of 0.01% (1 basis point) of the total of the annualized average daily net assets for the prior month of the Fund. [This fee shall be subject to a $3,250 minimum monthly fee.]

These fees shall be accrued daily and shall be payable monthly in arrears as of the first day of each calendar month for services performed under this Agreement during the prior calendar month. If the fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be based upon the assets during the applicable period;

REGISTERED REPRESENTATIVE FEE

A fee of $2,000 per year for each person employed or otherwise related to the Adviser whose license as a registered representative is carried by Forum at the Adviser's request ("Adviser Reps").

These fees shall be payable in arrears as of the first day of each calendar month for Adviser Reps (a) for which Forum has made the appropriate filing to register (currently the filing of a Form U-4 with fingerprint cards with the NASD) during the prior calendar month or (b) whose annual anniversary as a registered representative of Forum has occurred during the prior calendar month.

BLUE SKY FEES

A fee of $65 per registration, permit or similar item ("Permit") of a Fund or Class in each State.

These fees shall be payable monthly in arrears as of the first day of each calendar month for those Permits (a) for which Forum has made the appropriate filing (for instance, a Form NF) during the prior calendar month or (b) whose annual anniversary or other renewal date has occurred during the prior calendar month.

EXPENSE REIMBURSEMENTS

The Adviser shall pay the out-of-pocket costs and expenses of Forum to (i) obtain and maintain the registration of Adviser Reps with the NASD and the various States, (ii) subject to the following sentence, investigate, defend or settle, or pay any fines resulting from, any regulatory investigation or proceeding with respect to the activities of any Adviser Rep, (iii) file advertising and sales literature with the NASD and States and (iv) mail or otherwise deliver the various filings and documents related to Permits and Adviser Reps, including postage and money transmittal fees.

The Adviser shall have no obligation to reimburse Forum (a) for any costs, expenses, fines, or amounts paid in settlement of any investigation or proceeding unless Forum has given the Adviser notice promptly, but in any event within five (5) business days, after Forum receives notice of the initiation of such investigation or proceeding and has permitted the Adviser or the affected Adviser Rep to participate in the defense of such investigation or proceeding to the maximum extent permitted by the applicable regulatory agency and (b) for any amounts paid in settlement of any investigation or proceeding without the Adviser's prior written consent, which will not be unreasonably withheld; and Forum shall not enter into any settlement or consent decree involving a sanction or penalty imposed on the Adviser or any Adviser Rep without the prior written consent of the Adviser or such Adviser Rep, as the case may be, which will not be unreasonably withheld.